Wynn Macau, Limited
永利澳門有限公司*

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 1128 and Debt Stock Codes: 5279, 5280, 40102, 40259)

INSIDE INFORMATION
PROPOSED NEW ISSUANCE AND ADDITIONAL ISSUANCE OF SENIOR NOTES AND BUSINESS UPDATE

This announcement is issued pursuant to Rules 13.09 and 37.47B of the Listing Rules and under Part XIVA of the SFO.

THE PROPOSED NOTES ISSUE

The Company is pleased to announce that it proposes to conduct an offering of the Notes to Professional Investors.

Completion of the proposed offering of the Notes is subject to market conditions and investor interest. Deutsche Bank AG, Singapore Branch has been appointed as the Sole Global Coordinator and Left Lead Bookrunner, Banco Nacional Ultramarino, S.A., Bank of China Limited, Macau Branch, Bank of Communications Co., Ltd. Macau Branch, BNP Paribas[1], BOCI Asia Limited, BofA Securities, Inc., DBS Bank Ltd. (incorporated in Singapore with limited liability), Industrial and Commercial Bank of China (Macau) Limited, J.P. Morgan Securities plc, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc. and United Overseas Bank Limited, Hong Kong Branch (incorporated in Singapore with limited liability) have been appointed as Joint Bookrunners. Pricing of the Notes will be determined through a book building exercise to be conducted by the Sole Global Coordinator and the Joint Bookrunners. The Notes, if issued, will be repayable at maturity, unless earlier redeemed or repurchased pursuant to their terms.

(1) *BNP Paribas is a public limited company (société anonyme) incorporated in France. The liability of its members is limited.*

* *For identification purposes only.*

The aggregate principal amount, terms and conditions of the Notes have not been determined as at the date of this announcement. Upon finalization of the terms of the Notes, it is expected that the Initial Purchasers and the Company will enter into the Purchase Agreement. The Company will make a further announcement in respect of the proposed offering of the Notes if a binding agreement is signed.

The Notes have not been and will not be registered under the Securities Act or the securities law of any other jurisdiction, and may be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, non-U.S. persons (as defined in Regulation S under the Securities Act) outside the United States in reliance on Regulation S under the Securities Act and Professional Investors as defined in Part 1 of Schedule 1 to the SFO (including those prescribed by rules made under Section 397 of the SFO), and in accordance with any other applicable laws. None of the Notes will be offered or sold to the public in Hong Kong and none of the Notes will be placed to any Connected Person of the Company.

REASONS FOR THE PROPOSED ISSUE AND PROPOSED USE OF PROCEEDS

If the Notes are issued, the Company intends to use the net proceeds from the proposed offering to facilitate the repayment of a portion of the amounts outstanding under the term loan of the Wynn Macau Credit Facilities.

The Board believes that there would be significant benefit to the Company in effecting the proposed issuance and using the net proceeds for the intended purpose as it would extend the maturity profile of the Group's indebtedness and reduce the Group's secured indebtedness.

LISTING

The Company is in the process of applying to the Stock Exchange for the listing of, and permission to deal in, the New Notes and the Additional Notes by way of debt issue to Professional Investors only, and has received the eligibility letters from the Stock Exchange for the listing of the New Notes and the Additional Notes, respectively. Admission of the Notes to the Stock Exchange and quotation of the Notes on the Stock Exchange are not to be taken as an indication of the merits of the Company or the Notes.

BUSINESS UPDATE

The Company will provide certain information to potential Professional Investors of the Notes as part of the book building exercise. To ensure that all of the Company's shareholders and potential investors have equal and timely access to key information pertaining to the Group, set forth below are extracts of such information to be disclosed by the Company to potential Professional Investors of the Notes:

Recent Developments

Wynn Palace and Wynn Macau cater to premium VIP and mass market guests, and we believe the recovery in Macau will be driven by the premium guest. For example, in the five-week period following the reopening of our properties on 20 February 2020, gross gaming revenues was approximately 25% of the historical gross gaming revenues run-rate, which was driven primarily by our VIP and premium mass market guests, despite significant travel restrictions.

As at 31 July 2020, we had cash and cash equivalents of HK$17.7 billion (US$2.3 billion) and revolver capacity of HK$1.4 billion (US$0.2 billion). During July 2020, our daily operating costs were approximately HK$15.5 million (US$2.0 million) per day, compared to HK$23.0 million per day during the fourth quarter of 2019. We expect to achieve break-even Adjusted EBITDA upon reaching approximately 40% of our historical gross gaming revenues run-rate.

Risk Factors

Our business is particularly sensitive to reductions in discretionary consumer spending, including as a result of downturns in the economy or increasing geopolitical tension.

The global macroeconomic environment is facing significant challenges, including an extended economic downturn, and even a potential global recession, caused primarily by the global COVID-19 Pandemic, dampened business sentiment and outlook, the U.S.-China trade disputes and political tension and recent declines in oil prices. The COVID-19 Pandemic has had, and will likely continue to have, a significant adverse effect on the global economy, as well as our business. Recently there have also been heightened tensions in international relations, including between the United States and China. The United States and China have been involved in disputes over trade policies and practices in recent years and each has implemented or proposed to implement trade tariffs and other barriers or requirements which may curb certain transactions. These tensions have continued to escalate in 2020, in areas ranging from trade, national security and national and regional politics and have resulted in contentious punitive or retaliatory measures being imposed on businesses and individuals. For instance, the U.S. government recently announced a ban of the messaging mobile application WeChat, which is widely used by many of our customers. We are unable to ascertain the scope of the ban at this point and there is no assurance that the ban will not adversely affect our ability to communicate with certain of our customers. Sustained tensions between the United States and China could significantly undermine the stability of the global economy in general and the Chinese economy in particular. These recent events have also caused significant volatility in global equity and debt capital markets, which could trigger a severe contraction of liquidity in the global credit markets. In addition, even though we have been recognized for our contributions and philanthropic efforts that have benefited Macau and the Greater Bay Area and the vast majority of our employees are local Macau residents or Chinese nationals employed by Wynn Resorts (Macau) S.A., which is a local Macau-established company, our business and prospects may be negatively impacted by the fact that we are majority owned by a U.S. company should the U.S.-China relationship further deteriorate, given that we operate in Macau, a Special Administrative Region of the People's Republic of China, and a significant number of our gaming customers come from mainland China. There have also been concerns on the relationship between China and other countries, including the surrounding Asian countries, which may potentially impact the Chinese and regional economies.

Our financial results have been, and are expected to continue to be, affected by the economy in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Consumer demand for hotels, casino resorts, trade shows, conventions and for the type of luxury amenities that we offer is particularly sensitive to downturns in the economy, which adversely affect discretionary spending on leisure activities. Because a significant number of our gaming customers come from mainland China, the economic condition of China, in particular, affects the gaming industry in Macau and our business. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, high unemployment, perceived or actual changes in disposable consumer income and wealth, economic recession, changes in consumer confidence in the economy, fears of war and acts of terrorism could reduce customer demand for the luxury amenities and leisure activities we offer and may negatively impact our operating results.

GENERAL

As no binding agreement in relation to the proposed offering of the Notes has been entered into as at the date of this announcement, the proposed offering of the Notes may or may not materialize. Investors and shareholders of the Company are urged to exercise caution when dealing in the securities of the Company.

DEFINITIONS

In this announcement, unless otherwise indicated in the context, the following expressions have the meanings set out below:

"Additional Notes"	:	a series of new USD-denominated senior notes to be issued by the Company (to be consolidated and form a single series with the US$750,000,000 5.500% senior notes due 2026 issued on 19 June 2020)
"Adjusted EBITDA"	:	earnings or losses before finance costs, finance revenues, net foreign currency differences, loss on extinguishment of debt, income taxes, depreciation, pre-opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses
"Board"	:	the Board of Directors of our Company
"Company"	:	Wynn Macau, Limited, a company incorporated in the Cayman Islands on 4 September 2009 as an exempted company with limited liability
"Connected Person"	:	has the meaning ascribed to it under the Listing Rules

"COVID-19 Pandemic"	:	an outbreak of a respiratory illness caused by a new strain of coronavirus (the "**COVID-19**") that was identified in January 2020. The disease has since spread rapidly across the world, causing the World Health Organization to declare the outbreak a pandemic on 12 March 2020
"Group", "we" or "our"	:	the Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries
"Hong Kong"	:	the Hong Kong Special Administrative Region of the People's Republic of China
"Initial Purchasers"	:	Deutsche Bank AG, Singapore Branch, Banco Nacional Ultramarino, S.A., Bank of China Limited, Macau Branch, Bank of Communications Co., Ltd. Macau Branch, BNP Paribas, BOCI Asia Limited, BofA Securities, Inc., DBS Bank Ltd. (incorporated in Singapore with limited liability), Industrial and Commercial Bank of China (Macau) Limited, J.P. Morgan Securities plc, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc. and United Overseas Bank Limited, Hong Kong Branch (incorporated in Singapore with limited liability)
"Listing Rules"	:	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time
"New Notes"	:	a series of new USD-denominated senior notes to be issued by the Company
"Notes"	:	New Notes and Additional Notes
"Professional Investors"	:	(1) qualified institutional buyers within the meaning of Rule 144A under the Securities Act, (2) non-U.S. persons outside the United States as defined under Regulation S under the Securities Act, (3) for persons in Hong Kong, professional investors as defined in Part 1 of Schedule 1 to the SFO (including those prescribed by rules made under Section 397 of the SFO) and/or (4) for persons outside Hong Kong, a person to whom securities may be sold in accordance with a relevant exemption from public offer regulations in that jurisdiction
"Purchase Agreement"	:	the agreement proposed to be entered into between the Initial Purchasers and the Company in relation to the issuance of the Notes
"Securities Act"	:	the United States Securities Act of 1933, as amended

"SFO"	:	the Securities and Futures Ordinance (Chapters 571 of the Laws of Hong Kong)
"Sole Global Coordinator and Left Lead Bookrunner"	:	Deutsche Bank AG, Singapore Branch
"Stock Exchange"	:	The Stock Exchange of Hong Kong Limited
"United States"	:	the United States of America
"US$" or "USD"	:	United States dollars, the lawful currency of the United States
"Wynn Macau"	:	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and unless otherwise stated includes Encore at Wynn Macau
"Wynn Macau Credit Facilities"	:	together, (i) the HK$17.88 billion (equivalent) fully-funded senior term loan facility and (ii) the HK$5.82 billion (equivalent) senior revolving credit facilities extended to Wynn Resorts (Macau) S.A. on 30 September 2015 as subsequently amended from time to time and refinanced on 21 December 2018
"Wynn Palace"	:	an integrated resort and casino in the Cotai area of Macau, which is operated by WRM and opened on 22 August 2016
"Wynn Resorts (Macau) S.A." or "WRM"	:	a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

By Order of the Board
Wynn Macau, Limited
Dr. Allan Zeman
Chairman

Hong Kong, 18 August 2020

As at the date of this announcement, the Board comprises Matthew O. Maddox and Ian Michael Coughlan (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Craig S. Billings (as Non-Executive Director); Allan Zeman (as Independent Non-Executive Director and Chairman); and Jeffrey Kin-fung Lam, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).